Exhibit 99.1

TN-K Energy Group Inc. Announces Acquisition of 27.5% Interest in Eight Additional Oil Well Locations

Crossville, TN -- (GlobeNewswire)—December 8, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that it has obtained 27.5% interest in eight additional oil well locations to be drilled on the JR and Pansy Clark leases in Green County, Kentucky.  These eight additional wells will be drilled on the same property in which the company purchased 27.5% of approximately 100 barrels per day production in early November.

“The company is very happy with the existing production from these leases,” said Ken Page, the company’s President, “and strongly believes that this is a great opportunity to potentially increase our production substantially.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company that has recently begun operations in the energy sector through the leasing of acreage in Tennessee and Kentucky.  It is our intent to expand our operations to include the sale of oil and natural gas and the leasing of additional properties for oil, natural gas and coal production.  Presently, our assets include the leases for approximately 43 acres in Kentucky and Tennessee, as well as a 27.5% revenue interest in 18 oil wells with an estimated total production of approximately 100 barrels per day together with a 27.5% interest in all of the equipment located on the wells and used to operate the wells.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599